Exhibit 2

WPP plc

Unaudited condensed consolidated interim income statement

for the six months ended 30 June 2011 and 2010 and the year ended 31 December 2010

	Notes	Six months ended 30 June 2011 £m		Six months ended 30 June 2010 £m		Year ended 31 December 2010 £m
Revenue	6	4,713.0		4,440.9		9,331.0
Direct costs		(360.2)		(361.0)		(770.5)
Gross profit		4,352.8		4,079.9		8,560.5
Operating costs	4	(3,921.6)		(3,739.7)		(7,587.5)
Operating profit		431.2		340.2		973.0
Share of results of associates	4	24.5		22.3		55.2
Profit before interest and taxation		455.7		362.5		1,028.2
Finance income	5	44.9		39.3		81.7
Finance costs	5	(145.8)		(138.4)		(276.8)
Revaluation of financial instruments	5	(20.5)		(19.5)		18.2
Profit before taxation		334.3		243.9		851.3
Taxation	7	(71.5)		(61.3)		(190.3)
Profit for the period		262.8		182.6		661.0

Attributable to:
Equity holders of the parent		230.7		150.8		586.0
Non-controlling interests		32.1		31.8		75.0
		262.8		182.6		661.0
Earnings per share
Basic earnings per ordinary share	9	18.5	p	12.3	p	47.5	p
Diluted earnings per ordinary share	9	18.1	p	12.0	p	45.9	p

Note

The accompanying notes form an integral part of this income statement.

WPP plc

Unaudited condensed consolidated interim statement of comprehensive income for the six months ended 30 June 2011 and 2010 and the year ended 31 December 2010

	Six months ended 30 June 2011 £m	Six months ended 30 June 2010 £m	Year ended 31 December 2010 £m
Profit for the period	262.8	182.6	661.0
Exchange adjustments on foreign currency net investments	57.8	113.5	156.3
Loss on revaluation of available for sale investments	(0.5)	(17.3)	(59.8)
Actuarial loss on defined benefit pension plans	—	—	(0.4)
Deferred tax credit on defined benefit pension plans	—	—	0.2
Other comprehensive income relating to the period	57.3	96.2	96.3
Total comprehensive income relating to the period	320.1	278.8	757.3

Attributable to:
Equity holders of the parent	290.5	239.7	672.6
Non-controlling interests	29.6	39.1	84.7
	320.1	278.8	757.3

Note

The accompanying notes form an integral part of this statement of comprehensive income.

WPP plc

Unaudited condensed consolidated interim cash flow statement for the six months ended 30 June 2011 and 2010 and the year ended 31 December 2010

	Notes	Six months ended 30 June 2011 £m	Six months ended 30 June 2010 £m	Year ended 31 December 2010 £m
Net cash (outflow)/inflow from operating activities	10	(490.0)	(159.7)	1,361.2
Investing activities
Acquisitions and disposals	10	(181.8)	(77.5)	(200.1)
Purchases of property, plant and equipment		(92.9)	(79.9)	(190.5)
Purchases of other intangible assets (including capitalised computer software)		(13.7)	(9.9)	(27.0)
Proceeds on disposal of property, plant and equipment		7.3	1.5	7.6
Net cash outflow from investing activities		(281.1)	(165.8)	(410.0)
Financing activities
Share option proceeds		23.5	9.3	42.7
Cash consideration for non-controlling interests	10	(46.9)	(12.4)	(15.1)
Share repurchases and buybacks	10	(98.5)	(28.6)	(46.4)
Net increase in borrowings	10	291.0	432.0	19.8
Financing and share issue costs		(1.0)	(1.1)	(3.5)
Equity dividends paid		—	(126.6)	(200.4)
Dividends paid to non-controlling interests in subsidiary undertakings		(28.7)	(33.3)	(66.7)
Net cash inflow/(outflow) from financing activities		139.4	239.3	(269.6)
Net decrease in cash and cash equivalents		(631.7)	(86.2)	681.6
Translation differences		9.1	92.2	82.2
Cash and cash equivalents at beginning of period		1,709.8	946.0	946.0
Cash and cash equivalents at end of period	10	1,087.2	952.0	1,709.8

Note

The accompanying notes form an integral part of this cash flow statement.

WPP plc

Unaudited condensed consolidated interim balance sheet

as at 30 June 2011 and 2010 and 31 December 2010

	Notes	30 June 2011 £m	30 June 2010 £m	31 December 2010 £m
Non-current assets
Intangible assets:
Goodwill	12	9,338.5	8,940.7	9,106.3
Other	13	1,915.1	1,950.5	1,904.5
Property, plant and equipment		707.4	691.1	708.4
Interests in associates		775.3	763.9	792.1
Other investments		199.5	262.6	173.7
Deferred tax assets		79.8	67.5	79.1
Trade and other receivables	14	333.6	295.8	323.5
		13,349.2	12,972.1	13,087.6

Current assets
Inventory and work in progress		483.0	435.4	366.0
Corporate income tax recoverable		83.3	74.1	82.9
Trade and other receivables	14	8,908.2	8,210.3	8,843.4
Cash and short-term deposits		1,768.8	1,103.6	1,965.2
		11,243.3	9,823.4	11,257.5

Current liabilities
Trade and other payables	15	(10,883.0)	(10,178.9)	(11,703.6)
Corporate income tax payable		(75.8)	(66.4)	(115.8)
Bank overdrafts and loans		(690.6)	(151.6)	(255.4)
		(11,649.4)	(10,396.9)	(12,074.8)
Net current liabilities		(406.1)	(573.5)	(817.3)
Total assets less current liabilities		12,943.1	12,398.6	12,270.3

Non-current liabilities
Bonds and bank loans		(3,957.3)	(3,980.8)	(3,598.2)
Trade and other payables	16	(442.6)	(487.8)	(388.6)
Corporate income tax payable		(508.9)	(497.9)	(481.8)
Deferred tax liabilities		(730.9)	(791.1)	(750.7)
Provision for post-employment benefits		(241.5)	(258.1)	(241.5)
Provisions for liabilities and charges		(152.9)	(171.2)	(161.6)
		(6,034.1)	(6,186.9)	(5,622.4)
Net assets		6,909.0	6,211.7	6,647.9

Equity
Called-up share capital		126.6	125.8	126.4
Share premium account		77.5	21.7	54.5
Shares to be issued		2.9	3.9	3.1
Other reserves		(3,909.2)	(3,949.0)	(3,954.0)
Own shares		(161.1)	(145.5)	(144.8)
Retained earnings		10,557.6	9,965.3	10,361.4
Equity share owners’ funds		6,694.3	6,022.2	6,446.6
Non-controlling interests		214.7	189.5	201.3
Total equity		6,909.0	6,211.7	6,647.9

Note

The accompanying notes form an integral part of this balance sheet.

WPP plc

Unaudited condensed consolidated interim statement of changes in equity for the six months ended 30 June 2011, 31 December 2010 and 30 June 2010

	Ordinary share capital £m	Share premium account £m	Shares to be issued £m	Other reserves £m	Own shares £m	Retained earnings £m	Total equity share owners’ funds £m	Non- controlling interests £m	Total £m
Balance at 1 January 2010	125.6	12.6	5.5	(4,044.9)	(154.0)	9,949.2	5,894.0	181.7	6,075.7
Ordinary shares issued	0.2	9.1	(1.6)	0.6	—	0.8	9.1	—	9.1
Exchange adjustments on foreign currency net investments	—	—	—	106.2	—	—	106.2	7.3	113.5
Net profit for the period	—	—	—	—	—	150.8	150.8	31.8	182.6
Dividends paid	—	—	—	—	—	(126.6)	(126.6)	(33.3)	(159.9)
Non-cash share-based incentive plans (including stock options)	—	—	—	—	—	34.7	34.7	—	34.7
Treasury share allocations	—	—	—	—	1.0	(1.0)	—	—	—
Net movement in own shares held by ESOP Trusts	—	—	—	—	7.5	(36.1)	(28.6)	—	(28.6)
Loss on revaluation of available for sale investments	—	—	—	(17.3)	—	—	(17.3)	—	(17.3)
Recognition/remeasurement of financial instruments	—	—	—	6.4	—	1.8	8.2	—	8.2
Acquisition of subsidiaries[1]	—	—	—	—	—	(8.3)	(8.3)	2.0	(6.3)
Balance at 30 June 2010	125.8	21.7	3.9	(3,949.0)	(145.5)	9,965.3	6,022.2	189.5	6,211.7
Ordinary shares issued	0.6	32.8	(0.8)	0.6	—	0.1	33.3	—	33.3
Exchange adjustments on foreign currency net investments	—	—	—	40.4	—	—	40.4	2.4	42.8
Net profit for the period	—	—	—	—	—	435.2	435.2	43.2	478.4
Dividends paid	—	—	—	—	—	(73.8)	(73.8)	(33.4)	(107.2)
Non-cash share-based incentive plans (including stock options)	—	—	—	—	—	35.7	35.7	—	35.7
Tax adjustment on share-based payments	—	—	—	—	—	21.1	21.1	—	21.1
Net movement in own shares held by ESOP Trusts	—	—	—	—	0.7	(18.5)	(17.8)	—	(17.8)
Actuarial loss on defined benefit plans	—	—	—	—	—	(0.4)	(0.4)	—	(0.4)
Deferred tax on defined benefit pension plans	—	—	—	—	—	0.2	0.2	—	0.2
Loss on revaluation of available for sale investments	—	—	—	(42.5)	—	—	(42.5)	—	(42.5)
Recognition/remeasurement of financial instruments	—	—	—	(3.5)	—	(0.9)	(4.4)	—	(4.4)
Acquisition of subsidiaries[1]	—	—	—	—	—	(2.6)	(2.6)	(0.4)	(3.0)
Balance at 31 December 2010	126.4	54.5	3.1	(3,954.0)	(144.8)	10,361.4	6,446.6	201.3	6,647.9
Ordinary shares issued	0.4	23.0	(0.2)	0.2	—	—	23.4	—	23.4
Share cancellations	(0.2)	—	—	0.2	—	(15.5)	(15.5)	—	(15.5)
Treasury share additions	—	—	—	—	(19.2)	—	(19.2)	—	(19.2)
Treasury share allocations	—	—	—	—	0.8	(0.8)	—	—	—
Exchange adjustments on foreign currency net investments	—	—	—	60.3	—	—	60.3	(2.5)	57.8
Net profit for the period	—	—	—	—	—	230.7	230.7	32.1	262.8
Dividends paid	—	—	—	—	—	—	—	(28.7)	(28.7)
Non-cash share-based incentive plans (including stock options)	—	—	—	—	—	38.2	38.2	—	38.2
Net movement in own shares held by ESOP Trusts	—	—	—	—	2.1	(65.9)	(63.8)	—	(63.8)
Loss on revaluation of available for sale investments	—	—	—	(0.5)	—	—	(0.5)	—	(0.5)
Recognition/remeasurement of financial instruments	—	—	—	(15.4)	—	32.9	17.5	—	17.5
Acquisition of subsidiaries[1]	—	—	—	—	—	(23.4)	(23.4)	12.5	(10.9)
Balance at 30 June 2011	126.6	77.5	2.9	(3,909.2)	(161.1)	10,557.6	6,694.3	214.7	6,909.0

Notes

[1]

Acquisition of subsidiaries represents movements in retained earnings and non-controlling interests arising from increases in ownership of existing subsidiaries and recognition of non-controlling interests on new acquisitions.

Total comprehensive income relating to the period ended 30 June 2011 was £320.1 million (period ended 30 June 2010: £278.8 million; year ended 31 December 2010: £757.3 million).

The accompanying notes form an integral part of the statement of changes in equity.

Notes to the unaudited condensed consolidated interim financial statements

1.	Basis of accounting

The unaudited condensed consolidated interim financial statements are prepared under the historical cost convention, except for the revaluation of certain financial instruments as disclosed in our accounting policies.

2.	Accounting policies

The unaudited condensed consolidated interim financial statements comply with the recognition and measurement criteria of International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), IAS 34 Interim Financial Reporting and with the accounting policies of the Group which were set out on pages F-2 to F-8 of the 2010 Annual Report on Form 20-F. No changes have been made to the Group’s accounting policies in the period to 30 June 2011.

The announcement of the interim results was approved by the board of directors on 24 August 2011.

3.	Currency conversion

The reporting currency of the Group is the pound sterling and the unaudited condensed consolidated interim financial statements have been prepared on this basis.

The 2011 unaudited condensed consolidated interim income statement is prepared using, among other currencies, average exchange rates of US$1.6158 to the pound (period ended 30 June 2010: US$1.5257; year ended 31 December 2010: US$1.5461) and €1.1525 to the pound (period ended 30 June 2010: €1.1505; year ended 31 December 2010: €1.1664). The unaudited condensed consolidated interim balance sheet as at 30 June 2011 has been prepared using the exchange rates on that day of US$1.6067 to the pound (30 June 2010: US$1.4963; 31 December 2010: US$1.5591) and €1.1071 to the pound (30 June 2010: €1.2206; 31 December 2010: €1.1665).

4.	Operating costs and share of results of associates

Operating costs include:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
	£m	£m	£m
Total staff costs	2,860.0	2,684.1	5,438.7
Establishment costs	330.4	331.1	659.2
Other operating costs	731.2	724.5	1,489.6
Total operating costs	3,921.6	3,739.7	7,587.5

Notes to the unaudited condensed consolidated interim financial statements (continued)

4.	Operating costs and share of results of associates (continued)

Other operating costs include:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
	£m	£m	£m
Amortisation and impairment of acquired intangible assets	83.3	87.0	170.5
Goodwill impairment	—	10.0	10.0
Losses/(gains) on disposal of investments	2.7	0.7	(4.1)
Gains on re-measurement of equity interest on acquisition of controlling interest	(25.4)	(7.5)	(13.7)
Investment write-downs	0.9	2.2	37.5

There was no goodwill impairment charge for the six months ended 30 June 2011 (30 June 2010: £10.0 million). The directors will reassess the need for any impairment write-downs at year end.

Share of results of associates include:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
	£m	£m	£m
Share of profit before interest and taxation	40.4	38.7	86.0
Share of exceptional losses	(0.7)	(0.4)	(0.3)
Share of interest and non-controlling interests	(1.7)	(1.3)	(2.7)
Share of taxation	(13.5)	(14.7)	(27.8)
	24.5	22.3	55.2

5.	Finance income and finance costs

Finance income includes:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
	£m	£m	£m
Expected return on pension plan assets	16.5	15.5	30.6
Income from available for sale investments	0.2	5.7	9.3
Interest income	28.2	18.1	41.8
	44.9	39.3	81.7

Finance costs include:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
	£m	£m	£m
Interest on pension plan liabilities	22.1	23.0	45.9
Interest on other long-term employee benefits	0.7	0.7	1.9
Interest payable and similar charges	123.0	114.7	229.0
	145.8	138.4	276.8

Notes to the unaudited condensed consolidated interim financial statements (continued)

5.	Finance income and finance costs (continued)

Revaluation of financial instruments include:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
	£m	£m	£m
Movements in fair value of treasury instruments	(5.3)	0.3	21.8
Revaluations of put options over non-controlling interests	(15.2)	(19.8)	(3.6)
	(20.5)	(19.5)	18.2

6.	Segmental analysis

Reported contributions by operating sector were as follows:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
	£m	£m	£m

Revenue
Advertising and Media Investment Management	1,927.1	1,746.2	3,733.3
Consumer Insight	1,177.3	1,162.5	2,430.2
Public Relations & Public Affairs	429.4	417.0	844.5
Branding & Identity, Healthcare and Specialist Communications	1,179.2	1,115.2	2,323.0
	4,713.0	4,440.9	9,331.0

Headline PBIT[1]
Advertising and Media Investment Management	236.1	205.6	573.0
Consumer Insight	88.7	83.7	234.8
Public Relations & Public Affairs	66.7	61.6	133.1
Branding & Identity, Healthcare and Specialist Communications	126.4	104.4	287.8
	517.9	455.3	1,228.7

Headline PBIT margin	%	%	%
Advertising and Media Investment Management	12.3	11.8	15.3
Consumer Insight	7.5	7.2	9.7
Public Relations & Public Affairs	15.5	14.8	15.8
Branding & Identity, Healthcare and Specialist Communications	10.7	9.4	12.4
	11.0	10.3	13.2

Total assets
Advertising and Media Investment Management	12,092.6	11,098.4	11,795.7
Consumer Insight	3,753.3	3,814.1	3,691.2
Public Relations & Public Affairs	1,728.6	1,711.6	1,699.6
Branding & Identity, Healthcare and Specialist Communications	5,086.1	4,926.2	5,031.4
Segment assets	22,660.6	21,550.3	22,217.9
Unallocated corporate assets[2]	1,931.9	1,245.2	2,127.2
	24,592.5	22,795.5	24,345.1

[1]	A reconciliation from reported PBIT (profit before interest and taxation) to headline PBIT is provided in note 18.
[2]	Unallocated corporate assets are corporate income tax recoverable, deferred tax assets and cash and short-term deposits.

Notes to the unaudited condensed consolidated interim financial statements (continued)

6.	Segmental analysis (continued)

Reported contributions by geographical area were as follows:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
	£m	£m	£m

Revenue
United Kingdom	560.2	523.1	1,087.6
North America[2]	1,645.4	1,608.4	3,299.8
Western Continental Europe[3]	1,174.9	1,120.9	2,325.3
Asia Pacific, Latin America, Africa & Middle East and Central & Eastern Europe	1,332.5	1,188.5	2,618.3
	4,713.0	4,440.9	9,331.0

Headline PBIT[1]
United Kingdom	73.5	57.7	147.9
North America[2]	209.2	195.7	484.6
Western Continental Europe[3]	94.2	85.1	221.6
Asia Pacific, Latin America, Africa & Middle East and Central & Eastern Europe	141.0	116.8	374.6
	517.9	455.3	1,228.7

Headline PBIT margin	%	%	%
United Kingdom	13.1	11.0	13.6
North America[2]	12.7	12.2	14.7
Western Continental Europe[3]	8.0	7.6	9.5
Asia Pacific, Latin America, Africa & Middle East and Central & Eastern Europe	10.6	9.8	14.3
	11.0	10.3	13.2

[1]	A reconciliation from reported PBIT to headline PBIT is provided in note 18.
[2]

North America includes the US with revenue of £1,530.3 million (period ended 30 June 2010: £1,511.0 million; year ended 31 December 2010: £3,097.9 million) and headline PBIT of £194.3 million (period ended 30 June 2010: £181.9 million; year ended 31 December 20010: £448.7 million).

[3]

Western Continental Europe includes Ireland with revenue of £19.7 million (period ended 30 June 2010: £18.2 million; year ended 31 December 2010: £37.4 million) and headline PBIT of £0.6 million (period ended 30 June 2010: £0.5 million; year ended 31 December 2010: £2.0 million).

Notes to the unaudited condensed consolidated interim financial statements (continued)

7.	Taxation

The Group tax rate on reported PBT (profit before tax) was 21.4% (30 June 2010: 25.1% and 31 December 2010: 22.4%).

The tax charge comprises:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
	£m	£m	£m
Current tax
Current year	96.8	88.3	276.2
Prior years	(4.3)	(2.5)	(1.0)
Total current tax	92.5	85.8	275.2
Deferred tax
Credit for the year	(0.6)	(0.6)	(47.4)
Net credit in relation to the amortisation of acquired intangible assets and other goodwill items	(20.4)	(23.9)	(37.5)
Total deferred tax	(21.0)	(24.5)	(84.9)
Tax charge	71.5	61.3	190.3

8.	Ordinary dividends

The Board has recommended a first interim dividend of 7.46p (2010: 5.97p) per ordinary share. This is expected to be paid on 14 November 2011 to share owners on the register at 14 October 2011.

The Board recommended a second interim dividend of 11.82p per ordinary share in respect of 2010. This was paid on 4 July 2011.

Following share owner approval at the Company’s General Meeting, the Board has put in place a Scrip Dividend Scheme which enables share owners to elect to receive new fully paid ordinary shares in the Company instead of cash dividends, this scheme commenced with the second interim dividend for 2010.

The Company continues to operate the Dividend Access Plan which allows share owners who have elected (or, by virtue of holding 100,000 or fewer shares, are deemed to have elected) to participate in the plan to receive cash dividends from a UK source without being subject to any Irish or UK withholding taxes.

The Scrip Dividend Scheme Circular and the rules of the Company’s Dividend Access Plan are available to view on the Company’s website www.wpp.com.

9.	Earnings per share

Basic EPS

The calculation of basic EPS is as follows:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
Earnings[1] (£m)	230.7	150.8	586.0
Average shares used in basic EPS calculation (m)	1,244.2	1,222.9	1,233.1
EPS	18.5p	12.3p	47.5p
[1]	Earnings is equivalent to profit for the period attributable to equity holders of the parent.

Notes to the unaudited condensed consolidated interim financial statements (continued)

9.	Earnings per share (continued)

Diluted EPS

The calculation of diluted EPS is set out below:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
Diluted earnings (£m)	243.6	150.8	614.3
Shares used in diluted EPS calculation (m)	1,344.0	1,254.1	1,339.0
Diluted EPS	18.1p	12.0p	45.9p

Diluted EPS has been calculated based on the earnings amounts above. For the six months ended 30 June 2011, the £450 million convertible bonds were dilutive and earnings were consequently increased by £12.9 million for the purpose of the calculation of diluted earnings. For the six months ended 30 June 2010, these convertible bonds were accretive to earnings and therefore excluded from the calculation of diluted earnings.

A reconciliation between the shares used in calculating basic and diluted EPS is as follows:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
	m	m	m
Average shares used in basic EPS calculation	1,244.2	1,222.9	1,233.1
Dilutive share options outstanding	6.4	6.8	6.7
Other potentially issuable shares	16.9	24.4	22.7
£450 million 5.75% convertible bonds	76.5	—	76.5
Shares used in diluted EPS calculation	1,344.0	1,254.1	1,339.0

At 30 June 2011 there were 1,266,516,940 ordinary shares in issue.

Notes to the unaudited condensed consolidated interim financial statements (continued)

10.	Analysis of cash flows

The following tables analyse the items included within the main cash flow headings on page 3:

Net cash (outflow)/inflow from operating activities:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
	£m	£m	£m
Profit for the period	262.8	182.6	661.0
Taxation	71.5	61.3	190.3
Revaluation of financial instruments	20.5	19.5	(18.2)
Finance costs	145.8	138.4	276.8
Finance income	(44.9)	(39.3)	(81.7)
Share of results of associates	(24.5)	(22.3)	(55.2)
Non-cash share-based incentive plans (including share options)	38.2	34.7	70.4
Depreciation of property, plant and equipment	89.1	93.0	184.9
Goodwill impairment	—	10.0	10.0
Amortisation and impairment of acquired intangible assets	83.3	87.0	170.5
Amortisation of other intangible assets	12.5	12.5	25.4
Investment write-downs	0.9	2.2	37.5
Losses/(gains) on disposal of investments	2.7	0.7	(4.1)
Gains on re-measurement of equity interest on acquisition of controlling interest	(25.4)	(7.5)	(13.7)
(Gains)/losses on sale of property, plant and equipment	(1.0)	0.3	0.7
Movements in working capital and provisions[1]	(911.8)	(555.7)	225.5
Corporation and overseas tax paid	(126.5)	(95.7)	(207.4)
Interest and similar charges paid	(132.2)	(134.1)	(219.7)
Interest received	24.9	27.1	50.7
Investment income	0.2	1.0	4.2
Dividends from associates	23.9	24.6	53.3
	(490.0)	(159.7)	1,361.2

[1]

The Group typically experiences an outflow of working capital in the first half of the financial year and an inflow in the second half. This is primarily due to the seasonal nature of working capital flows associated with its media buying activities on behalf of clients. Movements in working capital and provisions also include the effect of cash incentive payments paid in the period, but accrued in the prior year. An incremental outflow of £130.0 million occurred in the first half of 2011 compared with the first half of 2010.

Notes to the unaudited condensed consolidated interim financial statements (continued)

10.	Analysis of cash flows (continued)

Acquisitions and disposals:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
	£m	£m	£m
Initial cash consideration	(163.7)	(5.3)	(138.6)
Cash and cash equivalents acquired (net)	64.5	0.4	57.0
Earnout payments	(53.0)	(71.2)	(113.3)
Loan note redemptions	(0.8)	(4.0)	(5.1)
Purchase of other investments (including associates)	(31.4)	(11.4)	(23.8)
Proceeds on disposal of investments	2.6	14.0	23.7
Acquisitions and disposals	(181.8)	(77.5)	(200.1)
Cash consideration for non-controlling interests	(46.9)	(12.4)	(15.1)
Net acquisition payments and investments	(228.7)	(89.9)	(215.2)

Share repurchases and buybacks:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
	£m	£m	£m
Purchase of own shares by ESOP trust	(63.8)	(28.6)	(46.4)
Share cancellations	(15.5)	—	—
Shares purchased into treasury	(19.2)	—	—
	(98.5)	(28.6)	(46.4)

Net increase in borrowings:

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
	£m	£m	£m
Increase in drawings on bank loans	300.0	432.0	19.8
Repayment of debt acquired	(9.0)	—	—
	291.0	432.0	19.8

Cash and cash equivalents:

	30 June 2011	30 June 2010	31 December 2010
	£m	£m	£m
Cash at bank and in hand	1,679.5	1,005.8	1,877.1
Short-term bank deposits	89.3	97.8	88.1
Overdrafts[1]	(681.6)	(151.6)	(255.4)
	1,087.2	952.0	1,709.8

[1]	Bank overdrafts are included in cash and cash equivalents because they form an integral part of the Group’s cash management.

Notes to the unaudited condensed consolidated interim financial statements (continued)

11.	Goodwill and acquisitions

Goodwill in relation to subsidiary undertakings increased by £232.2 million (30 June 2010: £243.2 million) in the period. This movement includes both additional goodwill arising on acquisitions completed in the period and adjustments to goodwill relating to acquisitions completed in prior years, net of impairment charges and the effect of currency translation. Goodwill in relation to associate undertakings decreased by £14.2 million (30 June 2010: increased by £14.6 million) in the period.

Future anticipated payments to vendors in respect of both deferred and earnout obligations totalled £233.0 million (period ended 30 June 2010: £232.6 million; year ended 31 December 2010: £275.3 million). Earnouts are based on the directors’ best estimates of future obligations, which are dependent on the future performance of the interests acquired and assume the operating companies improve profits in line with directors’ estimates.

The contribution to revenue and operating profit of acquisitions completed in the period was not material. There were no material acquisitions completed during the period or between 30 June 2011 and the date the interim financial statements have been approved.

12.	Other intangible assets

	30 June 2011	30 June 2010	31 December 2010
	£m	£m	£m
Brands with an indefinite useful life	1,049.2	1,056.1	1,053.7
Acquired intangibles	787.6	833.7	781.7
Other (including capitalised computer software)	78.3	60.7	69.1
	1,915.1	1,950.5	1,904.5

13.	Trade and other receivables

Amounts falling due within one year:

	30 June 2011	30 June 2010	31 December 2010
	£m	£m	£m
Trade receivables	6,015.3	5,553.2	6,280.6
VAT and sales taxes recoverable	84.3	76.9	72.1
Prepayments and accrued income	2,007.3	1,833.6	1,620.5
Other debtors	801.3	746.6	870.2
	8,908.2	8,210.3	8,843.4

Amounts falling due after more than one year:

	30 June 2011	30 June 2010	31 December 2010
	£m	£m	£m
Prepayments and accrued income	2.8	5.2	5.6
Other debtors	134.8	102.8	123.2
Fair value of derivatives	196.0	187.8	194.7
	333.6	295.8	323.5

Notes to the unaudited condensed consolidated interim financial statements (continued)

14.	Trade and other payables: amounts falling due within one year

	30 June 2011	30 June 2010	31 December 2010
	£m	£m	£m
Trade payables	7,115.2	6,696.3	7,701.1
Deferred income	1,036.6	919.4	1,075.9
Payments due to vendors	170.2	123.1	207.4
Liabilities in respect of put option agreements with vendors	80.0	134.5	136.9
Other creditors and accruals	2,481.0	2,305.6	2,582.3
	10,883.0	10,178.9	11,703.6

15.	Trade and other payables: amounts falling due after more than one year

	30 June 2011	30 June 2010	31 December 2010
	£m	£m	£m
Payments due to vendors	62.8	109.5	67.9
Liabilities in respect of put option agreements with vendors	92.9	42.4	34.1
Fair value of derivatives	104.6	174.5	129.4
Other creditors and accruals	182.3	161.4	157.2
	442.6	487.8	388.6

The following table sets out payments due to vendors, comprising deferred consideration and the directors’ best estimates of future earnout related obligations:

	30 June 2011	30 June 2010	31 December 2010
	£m	£m	£m
Within one year	170.2	123.1	207.4
Between 1 and 2 years	31.5	82.5	39.6
Between 2 and 3 years	15.8	17.9	12.1
Between 3 and 4 years	6.1	4.8	4.3
Between 4 and 5 years	8.9	1.8	4.1
Over 5 years	0.5	2.5	7.8
	233.0	232.6	275.3

The Group does not consider there to be any material contingent liabilities as at 30 June 2011.

16.	Issued share capital—movement in the period

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
Number of equity ordinary shares	m	m	m
At the beginning of the period	1,264.4	1,256.5	1,256.5
Exercise of share options	4.2	1.7	7.9
Share cancellations	(2.1)	—	—
At the end of the period	1,266.5	1,258.2	1,264.4

Notes to the unaudited condensed consolidated interim financial statements (continued)

17.	Related party transactions

From time to time the Group enters into transactions with its associate undertakings. These transactions were not material for any of the periods presented.

18.	Reconciliation of profit before interest and taxation to headline PBIT

	Six months ended 30 June 2011	Six months ended 30 June 2010	Year ended 31 December 2010
	£m	£m	£m
Profit before interest and taxation	455.7	362.5	1,028.2
Losses/(gains) on disposal of investments	2.7	0.7	(4.1)
Gains on re-measurement of equity interest on acquisition of controlling interest	(25.4)	(7.5)	(13.7)
Goodwill impairment	—	10.0	10.0
Amortisation and impairment of acquired intangible assets	83.3	87.0	170.5
Share of exceptional losses of associates	0.7	0.4	0.3
Investment write-downs	0.9	2.2	37.5
Headline PBIT	517.9	455.3	1,228.7
Headline PBIT margin (as a percentage of revenue)	11.0%	10.3%	13.2%

Notes to the unaudited condensed consolidated interim financial statements (continued)

19.	Going concern and liquidity risk

In considering going concern and liquidity risk, the directors have reviewed the Group’s future cash requirements and earnings projections. The directors believe these forecasts have been prepared on a prudent basis and have also considered the impact of a range of potential changes to trading performance. The directors have concluded that the Group should be able to operate within its current facilities and comply with its banking covenants for the foreseeable future and therefore believe it is appropriate to prepare the financial statements of the Group on a going concern basis.

At 30 June 2011, the Group had access to £4.7 billion of committed funding with maturity dates spread over the years 2011 to 2020 as illustrated below.

	Maturity by year
		2011	2012	2013	2014	2015	2016	2017+
	£m	£m	£m	£m	£m	£m	£m	£m
£ bonds £200m (6.375% ‘20)	200.0							200.0
£ bonds £400m (6.0% ‘17)	400.0							400.0
Eurobonds €750m (6.625% ‘16)	677.4						677.4
Eurobonds €500m (5.25% ‘15)	451.6					451.6
£450m convertible bonds (5.75% ‘14)	450.0				450.0
US bond $650m (5.875% ‘14)	404.6				404.6
US bond $600m (8.0% ‘14)	373.4				373.4
Eurobonds €600m (4.375% ‘13)	542.0			542.0
Bank revolver $1,600m	995.8		995.8
TNS acquisition revolver £200m1	200.0	200.0
TNS private placements $55m	34.2		18.7		15.5
Total committed facilities available	4,729.0	200.0	1,014.5	542.0	1,243.5	451.6	677.4	600.0
Drawn down facilities at 30 June 2011	3,914.3	—	399.8	542.0	1,243.5	451.6	677.4	600.0
Undrawn committed credit facilities	814.7

Drawn down facilities at 30 June 2011	3,914.3
Net cash at 30 June 2011	(1,087.2)
Other adjustments	52.0
Net debt at 30 June 2011	2,879.1

[1]	Facility terminated on 9 July 2011

The Group’s borrowings are evenly distributed between fixed and floating rate debt. Given the strong cash generation of the business, its debt maturity profile and available facilities, the directors believe the Group has sufficient liquidity to match its requirements for the foreseeable future.

Treasury management

The Group’s treasury activities are principally concerned with monitoring of working capital, managing external and internal funding requirements and monitoring and managing the financial market risks, in particular interest rate and foreign exchange exposures.

The Group’s risk management policies relating to foreign currency risk, interest rate risk, liquidity risk, capital risk and credit risk are presented in the notes to the consolidated financial statements of the 2010 Annual Report on Form 20-F and in the opinion of the Board remain relevant for the remaining six months of the year.

Notes to the unaudited condensed consolidated interim financial statements (continued)

20.	Condensed consolidating financial information

WPP Finance (UK) is the issuer of $650 million of 5.875% bonds due June 2014, with WPP plc as parent guarantor and WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 Limited, and Young & Rubicam Brands US Holdings as subsidiary guarantors, previously registered under the Securities Act of 1933. A Form 15 giving notice of termination of registration was filed with the SEC in relation to this security on 2 August 2006. In addition, during June 2009 WPP Finance (UK) issued $600 million of 8% bonds due September 2014, with WPP plc as parent guarantor and WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited as subsidiary guarantors.

The issuer and guarantors of the bonds are each subject to the reporting requirements under section 15(d) of the Securities Exchange Act of 1934. Accordingly, condensed consolidating financial information containing financial information for WPP Finance (UK) and the guarantors is presented beginning on page 19. Condensed consolidating financial information is prepared in accordance with the Group’s IFRS accounting policies applied in the period ended 30 June 2011, except to the extent that, in the parent company, subsidiary issuer and subsidiary guarantors columns investments in subsidiaries are accounted for under the equity method of accounting. Under the equity method, earnings of subsidiaries are reflected as “share of results of subsidiaries” in the income statement and as “investment in subsidiaries” in the balance sheet, as required by the SEC.

Although the $600 million bonds do not have the identical subsidiary guarantor structure as the $650 million bonds, the exclusion of the financial information of Young & Rubicam Brands US Holdings has no financial impact on the columns presented in the condensed consolidating financial information for the year ended 31 December 2010 and six months ended 30 June 2011 and 2010, as it is an indirect wholly owned subsidiary of WPP Air 1 Limited with no operations or cash flows of its own and its sole assets are its interests in certain operating subsidiaries.

In the event that WPP Finance (UK) fails to pay the holders of the securities, thereby requiring WPP plc, WPP 2008 Limited, WPP 2005 Limited, Young & Rubicam Brands US Holdings or WPP Air 1 Limited to make payment pursuant to the terms of its full and unconditional guarantee of those securities, there is no impediment to WPP plc, WPP 2008 Limited, WPP 2005 Limited, Young & Rubicam Brands US Holdings or WPP Air 1 Limited in obtaining reimbursement for any such payments from WPP Finance (UK).

Notes to the unaudited condensed consolidated interim financial statements (continued)

20.	Condensed consolidating financial information (continued)

Condensed consolidating income statement information

For the six months ended 30 June 2011, £m

	WPP plc	Subsidiary Guarantors [1]	WPP Finance (UK)	Other Subsidiaries	Reclassifications / Eliminations	Consolidated WPP plc

Revenue	—	—	—	4,713.0	—	4,713.0
Direct costs	—	—	—	(360.2)	—	(360.2)
Gross profit	—	—	—	4,352.8	—	4,352.8
Operating costs	(2.5)	(38.2)	—	(3,880.9)	—	(3,921.6)
Operating profit/(loss)	(2.5)	(38.2)	—	471.9	—	431.2
Share of results of subsidiaries	252.8	398.3	—	—	(651.1)	—
Share of results of associates	—	—	—	24.5	—	24.5
Profit before interest and taxation	250.3	360.1	—	496.4	(651.1)	455.7
Finance income	—	50.0	2.0	(7.1)	—	44.9
Finance costs	(19.6)	(160.7)	(27.5)	62.0	—	(145.8)
Revaluation of financial instruments	—	2.4	—	(22.9)	—	(20.5)
Profit/(loss) before taxation	230.7	251.8	(25.5)	528.4	(651.1)	334.3
Taxation	—	1.0	—	(72.5)	—	(71.5)
Profit/(loss) for the period	230.7	252.8	(25.5)	455.9	(651.1)	262.8

Attributable to:
Equity holders of the parent	230.7	252.8	(25.5)	423.8	(651.1)	230.7
Non-controlling interests	—	—	—	32.1	—	32.1
Profit/(loss) for the period	230.7	252.8	(25.5)	455.9	(651.1)	262.8

For the six months ended 30 June 2010, £m

	WPP plc	Subsidiary Guarantors [1]	WPP Finance (UK)	Other Subsidiaries	Reclassifications / Eliminations	Consolidated WPP plc

Revenue	—	—	—	4,440.9	—	4,440.9
Direct costs	—	—	—	(361.0)	—	(361.0)
Gross profit	—	—	—	4,079.9	—	4,079.9
Operating costs	3.3	16.5	—	(3,759.5)	—	(3,739.7)
Operating profit	3.3	16.5	—	320.4	—	340.2
Share of results of subsidiaries	166.1	200.5	—	—	(366.6)	—
Share of results of associates	—	—	—	22.3	—	22.3
Profit before interest and taxation	169.4	217.0	—	342.7	(366.6)	362.5
Finance income	—	62.4	14.1	(37.2)	—	39.3
Finance costs	(18.6)	(112.0)	(29.4)	21.6	—	(138.4)
Revaluation of financial instruments	—	(1.5)	—	(18.0)	—	(19.5)
Profit/(loss) before taxation	150.8	165.9	(15.3)	309.1	(366.6)	243.9
Taxation	—	0.2	—	(61.5)	—	(61.3)
Profit/(loss) for the period	150.8	166.1	(15.3)	247.6	(366.6)	182.6

Attributable to:
Equity holders of the parent	150.8	166.1	(15.3)	215.8	(366.6)	150.8
Non-controlling interests	—	—	—	31.8	—	31.8
Profit/(loss) for the period	150.8	166.1	(15.3)	247.6	(366.6)	182.6

Note

[1]	Includes: WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 Limited and Young & Rubicam Brands US Holdings

Notes to the unaudited condensed consolidated interim financial statements (continued)

20.	Condensed consolidating financial information (continued)

Condensed consolidating income statement information (continued)

For the year ended 31 December 2010, £m

	WPP plc	Subsidiary Guarantors [1]	WPP Finance (UK)	Other Subsidiaries	Reclassifications / Eliminations	Consolidated WPP plc

Revenue	—	—	—	9,331.0	—	9,331.0
Direct costs	—	—	—	(770.5)	—	(770.5)
Gross profit	—	—	—	8,560.5	—	8,560.5
Operating costs	(3.1)	19.4	(0.1)	(7,603.7)	—	(7,587.5)
Operating profit/(loss)	(3.1)	19.4	(0.1)	956.8	—	973.0
Share of results of subsidiaries	626.8	734.7	—	—	(1,361.5)	—
Share of results of associates	—	—	—	55.2	—	55.2
Profit/(loss) before interest and taxation	623.7	754.1	(0.1)	1,012.0	(1,361.5)	1,028.2
Finance income	—	94.6	18.3	(31.2)	—	81.7
Finance costs	(37.7)	(224.5)	(57.6)	43.0	—	(276.8)
Revaluation of financial instruments	—	0.7	—	17.5	—	18.2
Profit/(loss) before taxation	586.0	624.9	(39.4)	1,041.3	(1,361.5)	851.3
Taxation	—	1.9	—	(192.2)	—	(190.3)
Profit/(loss) for the year	586.0	626.8	(39.4)	849.1	(1,361.5)	661.0

Attributable to:
Equity holders of the parent	586.0	626.8	(39.4)	774.1	(1,361.5)	586.0
Non-controlling interests	—	—	—	75.0	—	75.0
Profit/(loss) for the year	586.0	626.8	(39.4)	849.1	(1,361.5)	661.0

Note

[1]	Includes: WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 Limited and Young & Rubicam Brands US Holdings.

Notes to the unaudited condensed consolidated interim financial statements (continued)

20.	Condensed consolidating financial information (continued)

Condensed consolidating cash flow statement information

For the six months ended 30 June 2011, £m

	WPP plc	Subsidiary Guarantors[1]	WPP Finance (UK)	Other Subsidiaries	Reclassifications / Eliminations	Consolidated WPP plc
Net cash outflow from operating activities	(70.3)	(198.4)	(24.7)	(196.6)	—	(490.0)
Investing activities
Acquisitions and disposals	—	—	—	(181.8)	—	(181.8)
Purchases of property, plant and equipment	—	(2.1)	—	(90.8)	—	(92.9)
Purchases of other intangible assets (including capitalised computer software)	—	—	—	(13.7)	—	(13.7)
Proceeds on disposal of property, plant and equipment	—	—	—	7.3	—	7.3
Net cash outflow from investing activities	—	(2.1)	—	(279.0)	—	(281.1)
Financing activities
Share option proceeds	23.4	—	—	0.1	—	23.5
Cash consideration for non-controlling interests	—	—	—	(46.9)	—	(46.9)
Share repurchases and buybacks	(34.7)	—	—	(63.8)	—	(98.5)
Net increase in borrowings	—	—	—	291.0	—	291.0
Financing and share issue costs	—	—	—	(1.0)	—	(1.0)
Equity dividends paid	—	—	—	—	—	—
Dividends paid to non-controlling interests in subsidiary undertakings	—	—	—	(28.7)	—	(28.7)
Net cash inflow/(outflow) from financing activities	(11.3)	—	—	150.7	—	139.4
Net decrease in cash and cash equivalents	(81.6)	(200.5)	(24.7)	(324.9)	—	(631.7)
Translation differences	—	62.6	(21.4)	(32.1)	—	9.1
Cash and cash equivalents at beginning of period	1.4	(2,839.2)	722.0	3,825.6	—	1,709.8
Cash and cash equivalents at end of period	(80.2)	(2,977.1)	675.9	3,468.6	—	1,087.2

For the six months ended 30 June 2010, £m

	WPP plc	Subsidiary Guarantors[1]	WPP Finance (UK)	Other Subsidiaries	Reclassifications / Eliminations	Consolidated WPP plc
Net cash outflow from operating activities	(7.2)	(121.3)	(9.7)	(21.5)	—	(159.7)
Investing activities
Acquisitions and disposals	—	11.9	—	(89.4)	—	(77.5)
Purchases of property, plant and equipment	—	(1.8)	—	(78.1)	—	(79.9)
Purchases of other intangible assets (including capitalised computer software)	—	—	—	(9.9)	—	(9.9)
Proceeds on disposal of property, plant and equipment	—	—	—	1.5	—	1.5
Net cash (outflow)/inflow from investing activities	—	10.1	—	(175.9)	—	(165.8)
Financing activities
Share option proceeds	9.3	—	—	—	—	9.3
Cash consideration for non-controlling interests	—	—	—	(12.4)	—	(12.4)
Share repurchases and buybacks	—	—	—	(28.6)	—	(28.6)
Net increase in borrowings	—	1.2	0.2	430.6	—	432.0
Financing and share issue costs	—	—	—	(1.1)	—	(1.1)
Equity dividends paid	(9.3)	(117.3)	—	—	—	(126.6)
Dividends paid to non-controlling interests in subsidiary undertakings	—	—	—	(33.3)	—	(33.3)
Net cash inflow/(outflow) from financing activities	—	(116.1)	0.2	355.2	—	239.3
Net (decrease)/increase in cash and cash equivalents	(7.2)	(227.3)	(9.5)	157.8	—	(86.2)
Translation differences	—	(65.6)	57.4	100.4	—	92.2
Cash and cash equivalents at beginning of period	(56.1)	(2,245.0)	726.7	2,520.4	—	946.0
Cash and cash equivalents at end of period	(63.3)	(2,537.9)	774.6	2,778.6	—	952.0

Note

[1]	Includes: WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 Limited and Young & Rubicam Brands US Holdings.

Notes to the unaudited condensed consolidated interim financial statements (continued)

20.	Condensed consolidating financial information (continued)

Condensed consolidating cash flow statement information (continued)

For the year ended 31 December 2010, £m

	WPP plc	Subsidiary Guarantors[1]	WPP Finance (UK)	Other Subsidiaries	Reclassifications / Eliminations	Consolidated WPP plc
Net cash inflow/(outflow) from operating activities	28.1	(395.6)	(30.6)	1,759.3	—	1,361.2
Investing activities
Acquisitions and disposals	—	20.2	—	(220.3)	—	(200.1)
Purchases of property, plant and equipment	—	(3.9)	—	(186.6)	—	(190.5)
Purchases of other intangible assets (including capitalised computer software)	—	—	—	(27.0)	—	(27.0)
Proceeds on disposal of property, plant and equipment	—	—	—	7.6	—	7.6
Net cash (outflow)/inflow from investing activities	—	16.3	—	(426.3)	—	(410.0)
Financing activities
Share option proceeds	42.7	—	—	—	—	42.7
Cash consideration for non-controlling interests	—	—	—	(15.1)	—	(15.1)
Share repurchases and buybacks	—	—	—	(46.4)	—	(46.4)
Net increase in borrowings	—	—	—	19.8	—	19.8
Financing and share issue costs	—	—	—	(3.5)	—	(3.5)
Equity dividends paid	(13.4)	(187.0)	—	—	—	(200.4)
Dividends paid to non-controlling interests in subsidiary undertakings	—	—	—	(66.7)	—	(66.7)
Net cash (outflow)/inflow from financing activities	29.3	(187.0)	—	(111.9)	—	(269.6)
Net increase/(decrease) in cash and cash equivalents	57.4	(566.3)	(30.6)	1,221.1	—	681.6
Translation differences	0.1	(27.9)	25.9	84.1	—	82.2
Cash and cash equivalents at beginning of year	(56.1)	(2,245.0)	726.7	2,520.4	—	946.0
Cash and cash equivalents at end of year	1.4	(2,839.2)	722.0	3,825.6	—	1,709.8

Note

[1]	Includes: WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 Limited and Young & Rubicam Brands US Holdings.

Notes to the unaudited condensed consolidated interim financial statements (continued)

20.	Condensed consolidating financial information (continued)

Condensed consolidating balance sheet information

At 30 June 2011, £m

	WPP plc	Subsidiary guarantors [1]	WPP Finance (UK)	Other Subsidiaries	Reclassifications/ Eliminations	Consolidated WPP plc
Non-current assets
Intangible assets:
Goodwill	—	—	—	9,338.5	—	9,338.5
Other	—	—	—	1,915.1	—	1,915.1
Property, plant and equipment	—	5.4	—	702.0	—	707.4
Investment in subsidiaries	6,750.5	13,068.5	—	—	(19,819.0)	—
Interests in associates	—	—	—	775.3	—	775.3
Other investments	—	—	—	199.5	—	199.5
Deferred tax assets	—	—	—	79.8	—	79.8
Trade and other receivables	—	130.9	—	202.7	—	333.6
	6,750.5	13,204.8	—	13,212.9	(19,819.0)	13,349.2
Current assets
Inventory and work in progress	—	—	—	483.0	—	483.0
Corporate income tax recoverable	—	—	—	83.3	—	83.3
Trade and other receivables	0.7	89.3	2.3	8,815.9	—	8,908.2
Cash and short-term deposits	1.2	1,071.4	675.9	4,068.8	(4,048.5)	1,768.8
	1.9	1,160.7	678.2	13,451.0	(4,048.5)	11,243.3
Current liabilities
Trade and other payables	(7.4)	(51.3)	(9.8)	(10,814.5)	—	(10,883.0)
Corporate income tax payable	—	—	—	(75.8)	—	(75.8)
Bank overdrafts and loans	(81.4)	(4,048.5)	—	(609.2)	4,048.5	(690.6)
	(88.8)	(4,099.8)	(9.8)	(11,499.5)	4,048.5	(11,649.4)
Net current (liabilities)/assets	(86.9)	(2,939.1)	668.4	1,951.5	—	(406.1)
Total assets less current liabilities	6,663.6	10,265.7	668.4	15,164.4	(19,819.0)	12,943.1

Non-current liabilities
Bonds and bank loans	(418.7)	(1,670.3)	(774.4)	(1,093.9)	—	(3,957.3)
Trade and other payables	—	(108.6)	—	(334.0)	—	(442.6)
Corporate income tax payable	—	—	—	(508.9)	—	(508.9)
Deferred tax liabilities	—	—	—	(730.9)	—	(730.9)
Provision for post-employment benefits	—	—	—	(241.5)	—	(241.5)
Provisions for liabilities and charges	—	—	—	(152.9)	—	(152.9)
	(418.7)	(1,778.9)	(774.4)	(3,062.1)	—	(6,034.1)
Net intercompany receivable/(payable)	449.4	(1,736.3)	—	1,286.9	—	—
Net assets/(liabilities)	6,694.3	6,750.5	(106.0)	13,389.2	(19,819.0)	6,909.0

Attributable to:
Equity share owners’ funds	6,694.3	6,750.5	(106.0)	13,174.5	(19,819.0)	6,694.3
Non-controlling interests	—	—	—	214.7	—	214.7
Total equity	6,694.3	6,750.5	(106.0)	13,389.2	(19,819.0)	6,909.0

Note

[1]	Includes: WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 Limited and Young & Rubicam Brands US Holdings.

Notes to the unaudited condensed consolidated interim financial statements (continued)

20.	Condensed consolidating financial information (continued)

Condensed consolidating balance sheet information (continued)

At 30 June 2010, £m

	WPP plc	Subsidiary guarantors[1]	WPP Finance (UK)	Other Subsidiaries	Reclassifications/ Eliminations	Consolidated WPP plc
Non-current assets
Intangible assets:
Goodwill	—	—	—	8,940.7	—	8,940.7
Other	—	—	—	1,950.5	—	1,950.5
Property, plant and equipment	—	3.5	—	687.6	—	691.1
Investment in subsidiaries	6,048.7	11,951.8	—	—	(18,000.5)	—
Interests in associates	—	—	—	763.9	—	763.9
Other investments	—	—	—	262.6	—	262.6
Deferred tax assets	—	—	—	67.5	—	67.5
Trade and other receivables	—	141.6	—	154.2	—	295.8
	6,048.7	12,096.9	—	12,827.0	(18,000.5)	12,972.1
Current assets
Inventory and work in progress	—	—	—	435.4	—	435.4
Corporate income tax recoverable	—	—	—	74.1	—	74.1
Trade and other receivables	—	51.1	5.3	8,153.9	—	8,210.3
Cash and short-term deposits	0.9	1,129.8	775.7	2,864.9	(3,667.7)	1,103.6
	0.9	1,180.9	781.0	11,528.3	(3,667.7)	9,823.4
Current liabilities
Trade and other payables	(4.6)	(42.3)	(10.5)	(10,121.5)	—	(10,178.9)
Corporate income tax payable	—	—	—	(66.4)	—	(66.4)
Bank overdrafts and loans	(64.2)	(3,667.7)	(1.1)	(86.3)	3,667.7	(151.6)
	(68.8)	(3,710.0)	(11.6)	(10,274.2)	3,667.7	(10,396.9)
Net current (liabilities)/assets	(67.9)	(2,529.1)	769.4	1,254.1	—	(573.5)
Total assets less current liabilities	5,980.8	9,567.8	769.4	14,081.1	(18,000.5)	12,398.6

Non-current liabilities
Bonds and bank loans	(407.7)	(1,558.7)	(828.3)	(1,186.1)	—	(3,980.8)
Trade and other payables	—	(115.1)	—	(372.7)	—	(487.8)
Corporate income tax payable	—	—	—	(497.9)	—	(497.9)
Deferred tax liabilities	—	—	—	(791.1)	—	(791.1)
Provision for post-employment benefits	—	—	—	(258.1)	—	(258.1)
Provisions for liabilities and charges	—	—	—	(171.2)	—	(171.2)
	(407.7)	(1,673.8)	(828.3)	(3,277.1)	—	(6,186.9)
Net intercompany receivable/(payable)	449.1	(1,845.3)	—	1,396.2	—	—
Net assets/(liabilities)	6,022.2	6,048.7	(58.9)	12,200.2	(18,000.5)	6,211.7

Attributable to:
Equity share owners’ funds	6,022.2	6,048.7	(58.9)	12,010.7	(18,000.5)	6,022.2
Non-controlling interests	—	—	—	189.5	—	189.5
Total equity	6,022.2	6,048.7	(58.9)	12,200.2	(18,000.5)	6,211.7

Note

[1]	Includes: WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 Limited and Young & Rubicam Brands US Holdings.

Notes to the unaudited condensed consolidated interim financial statements (continued)

20.	Condensed consolidating financial information (continued)

Condensed consolidating balance sheet information (continued)

At 31 December 2010, £m

	WPP plc	Subsidiary guarantors[1]	WPP Finance (UK)	Other Subsidiaries	Reclassifications/ Eliminations	Consolidated WPP plc
Non-current assets
Intangible assets:
Goodwill	—	—	—	9,106.3	—	9,106.3
Other	—	—	—	1,904.5	—	1,904.5
Property, plant and equipment	—	4.6	—	703.8	—	708.4
Investment in subsidiaries	6,469.4	12,520.8	—	—	(18,990.2)	—
Interests in associates	—	—	—	792.1	—	792.1
Other investments	—	—	—	173.7	—	173.7
Deferred tax assets	—	—	—	79.1	—	79.1
Trade and other receivables	—	126.2	—	197.3	—	323.5
	6,469.4	12,651.6	—	12,956.8	(18,990.2)	13,087.6
Current assets
Inventory and work in progress	—	—	—	366.0	—	366.0
Corporate income tax recoverable	—	—	—	82.9	—	82.9
Trade and other receivables	0.3	50.1	2.8	8,790.2	—	8,843.4
Cash and short-term deposits	1.4	903.7	722.0	4,081.0	(3,742.9)	1,965.2
	1.7	953.8	724.8	13,320.1	(3,742.9)	11,257.5
Current liabilities
Trade and other payables	(4.8)	(72.6)	(10.1)	(11,616.1)	—	(11,703.6)
Corporate income tax payable	—	—	—	(115.8)	—	(115.8)
Bank overdrafts and loans	—	(3,742.9)	—	(255.4)	3,742.9	(255.4)
	(4.8)	(3,815.5)	(10.1)	(11,987.3)	3,742.9	(12,074.8)
Net current (liabilities)/assets	(3.1)	(2,861.7)	714.7	1,332.8	—	(817.3)
Total assets less current liabilities	6,466.3	9,789.9	714.7	14,289.6	(18,990.2)	12,270.3

Non-current liabilities
Bonds and bank loans	(413.2)	(1,608.8)	(797.4)	(778.8)	—	(3,598.2)
Trade and other payables	—	(110.1)	—	(278.5)	—	(388.6)
Corporate income tax payable	—	—	—	(481.8)	—	(481.8)
Deferred tax liabilities	—	—	—	(750.7)	—	(750.7)
Provision for post-employment benefits	—	—	—	(241.5)	—	(241.5)
Provisions for liabilities and charges	—	—	—	(161.6)	—	(161.6)
	(413.2)	(1,718.9)	(797.4)	(2,692.9)	—	(5,622.4)
Net intercompany receivable/(payable)	393.5	(1,601.6)	—	1,208.1	—	—
Net assets/(liabilities)	6,446.6	6,469.4	(82.7)	12,804.8	(18,990.2)	6,647.9

Attributable to:
Equity share owners’ funds	6,446.6	6,469.4	(82.7)	12,603.5	(18,990.2)	6,446.6
Non-controlling interests	—	—	—	201.3	—	201.3
Total equity	6,446.6	6,469.4	(82.7)	12,804.8	(18,990.2)	6,647.9

Note

[1]	Includes: WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 Limited and Young & Rubicam Brands US Holdings.